SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
December 17, 2008
Date of Report (Date of earliest event report)
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)
PENNSYLVANIA
(State or Other Jurisdiction of Incorporation)

0-26366	23-2812193

(Commission File Number)	(IRS Employer Identification Number)

732 Montgomery Avenue, Narberth, Pennsylvania	19072

(Address of Principal Executive Office)	(Zip Code)
610-668-4700
(Issuer’s telephone number, including area code)
N/A
(Former Name or Former Address, if Change Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (d) On December 17, 2008, the board of directors of Royal Bancshares of Pennsylvania, Inc. (“Royal”) elected Edward F. Bradley to the board of directors as a Class I director with a term expiring at the annual meeting of shareholders in 2009. Mr. Bradley has been appointed to serve on the Audit Committee of Royal’s board of directors, and will serve as chairman of the Audit Committee. He has also been appointed a director of Royal Bank America, a wholly-owned banking subsidiary of Royal (the “Bank”). Mr. Bradley is currently an Adjunct Professor of Taxation in the Graduate Business School of Philadelphia University.  Prior to entering academia, he spent approximately 30 years working as a Financial Services Partner for a major international accounting firm. Mr. Bradley will be compensated for his services as a director on the same basis as other non-employee directors of Royal and the Bank, including annual retainers, fees for attending board and committee meetings, and eligibility to receive stock-based awards under Royal’s equity incentive plan.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     On December 17, 2008, Royal’s board of directors amended Royal’s bylaws to implement a mandatory retirement age for directors. The Bylaws have been amended to add a new section providing that a director shall be ineligible to continue to serve on the board of directors and shall retire as of the end of the calendar year in which the director attains age 75. Directors who have attained age 75 as of December 31, 2008 are grandfathered and will be eligible to continue to serve on the board of directors until December 31, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Bancshares of Pennsylvania, Inc.

Dated: December 23, 2008	/s/ James J. McSwiggan, Jr. James J. McSwiggan, Jr.
Chief Operating Officer